ASSET PURCHASE AGREEMENT

     THIS AGREEMENT made and entered into this 28 day of February, 1997, by and between CENTRAL PENNSYLVANIA REHABILITATION SERVICES, INC. ("CPRS") and REHAB SERVICES OF CENTRAL PENNSYLVANIA, INC. ("RSCP"), both being Pennsylvania corporations, parties of the first part, hereinafter collectively referred to as "Sellers", and RICHARD M. TRIBBITT and VICKY L. TRIBBITT, his wife ("Tribbitts"), parties of the second part, and CENTRAL PA REHABILITATION SERVICES, INC. ("CPARS") and REHAB SERVICES OF CENTRAL PA, INC. ("RSCPA"), both being Pennsylvania Close Corporations, parties of the third part, hereinafter collectively referred to as "Purchasers, witnesses that:

     WHEREAS, Sellers own and operate offices for the practice of physical therapy, occupational therapy and speech therapy in Millersburg, Mechanicsburg and Shermans Dale, Pennsylvania ("Clinics"); and

     WHEREAS, Sellers entered into a certain Letter of Intent dated February 6, 1997, with Tribbitts for the sale by Sellers and the purchase by Tribbitts of the assets of those Clinics; and

     WHEREAS, Tribbitts have assigned most of their rights and obligations in and under the said Letter of Intent to Purchasers, except for their obligation to assume those liabilities of Sellers that are owed to Tribbitts, which said obligation they expressly retain without merger and agree to immediately convey, together with good will, to Purchasers at Closing. Sellers shall have no responsibility or liability for the conveyance from Tribbitts to Purchasers as described in the preceding sentence, except that for the convenience of the parties and to save additional documentation and closing costs, the parties agree that Sellers shall convey all assets and liabilities assumed directly to Purchasers at Closing; and

     WHEREAS, Seller and Purchasers have come to an agreement upon the final terms and conditions of said sale and purchase of assets and wish to document said terms and conditions as more fully set forth herein.

     NOW, THEREFORE, in consideration of the foregoing, as well as in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

     SECTION 1. SUBJECT MATTER.

     1.1 At the Closing, Sellers shall sell, grant, convey, transfer, assign and deliver to Purchasers, upon the terms and subject to the conditions of this Agreement, free and clear of all liens, encumbrances and charges except as specifically set forth in this Agreement, the following assets of CPRS and RSCP:


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(a) all of the furniture, equipment, fixtures and leasehold improvements owned by Sellers and located at the Clinics as of the date of Closing, including but not limited to the items set forth on Schedule 1.1(a) attached hereto;

(b) all accounts receivable owed to and owed by Sellers as of the date of Closing, including accounts for services rendered but not yet billed as of date of Closing, as set forth on Schedule 1.1(b);

(c) all supplies and inventories located at the Clinics as of the date of the Closing;

(d) all patient lists of the Clinics as of the date of the Closing;

(e) all contracts for services to be performed as of the date of the Closing and all provider numbers of Sellers, except for the Medicare provider number of CPRS, as set forth on Schedule 1.1(e) attached hereto.

(f) all existing leases for the Clinics;

(g) telephone numbers and yellow pages advertising;

(h) consent to the use of corporate names similar to Sellers;

(I) covenants not to compete as set forth in Section B, below.

     1.2 At the Closing, Purchasers shall purchase from Sellers, upon terms and subject to the conditions of this Agreement, and in reliance upon the representations and warranties of Sellers in this Agreement and the exhibits or schedules attached hereto, the assets to be acquired as aforesaid, and, as consideration therefor, shall pay to Sellers the purchase price as more fully set forth in Section 2, below.

     1.3. This is an Agreement only for the acquisition of certain of Sellers' assets as enumerated herein, including accounts receivable, but does not include Sellers' cash on hand, which shall remain the sole and separate property of Sellers. Except as provided in Paragraph 2.2(c), below, all liabilities and obligations of Sellers, whether known or unknown, direct or contingent, in litigation or threatened or not yet asserted by attributable to services rendered or purchased by or products sold or purchased by Sellers prior to the Closing, are and shall remain the responsibility of Sellers. Without limiting the generality of the foregoing, specifically retained by Sellers are any liabilities of the Sellers with respect to any federal, estate, local or foreign income, franchise, payroll or other taxes imposed upon the Sellers, any obligation of Sellers for any employee grievance pending at the Closing date, any obligations of Sellers arising out of any litigation pending at the Closing date, or any claim by Richard's Healthcare for services rendered before the Closing date, for all of which Sellers shall remain responsible. In no event shall Purchasers assume or incur any liability or obligation with respect to any income or other tax payable by sellers incident to or arising as a consequence of the consummation by Sellers of this Agreement, or any cost or expense incurred by Sellers incident to or arising as a consequence of such consummation of the negotiations in connection with this Agreement.

SECTION 2. CONSIDERATION.

     2.1 the full purchase price and consideration for this sale and purchase of assets shall be the sum of $1,050,000.00, plus Purchasers' assumption of certain of Sellers; liabilities as more fully enumerated and identified in Schedule 2.2(C) attached hereto and made a part hereof, all of which shall be allocated among the assets to be acquired as follows:

     (a) Assets of CPRS:

      (1)   equipment, furniture, fixtures:               $   556,000.00
      (2)   accounts receivables:                             275,000.00
      (3)   supplies and inventories:                           2,000.00
      (4)   good will and covenant not
            to compete:                                       145,000.00
      (5)   liabilities assumed:                             (135,000.00)
                                                          --------------
                                   Total:                 $   843,000.00
                                                          ==============
      (b) Assets of RSCP:

      (1)   accounts receivable:                          $   125,000.00
      (2)   good will and covenant not
            to compete:                                        82,000.00
                                                          --------------
                                   Total:                 $   207,000.00
                                                          ==============
     (c) Assets to Tribbitts:

      (1)   good will:                                    $   100,000.00
      (2)   liabilities assumed (owed by
            Sellers to Tribbitts):                           (100,000.00)
                                                          --------------
                                  Total:                            0.00
                                                          ==============

     2.2 Said purchase price and consideration shall be paid by Purchasers to Sellers at Closing as follows:

          (a) an amount to $900,000.00 less the total amount, if any of all funds advanced by Tribbitts to Sellers during February 1997, for operating expenses for the clinics, as well as rent and interest owed to Tribbitts for the month of February and Maintenance expenses owed to Buildings & Grounds for the month of February, all as set forth in Schedule 2.2(a) (which funds are hereby credited against the cash portion of the purchase price), to be paid in cash to or at the direction of Sellers by bank wire transfer, certified check, cashiers check or attorney's trust or escrow account check.

          (b) the execution and delivery to sellers of a promissory note in the principal amount of $150,000.00, with simple interest at the rate of 9% per annum, monthly payments of at least $2,413.36 amortized over 7 years, and a balloon payment after five years, as provided in the amortization schedule attached hereto as Schedule 2.2(b)

          (c) Purchasers' written assumption of Sellers' liabilities to the extent and only as set forth in Schedule 2.2(C) attached hereto and made a part hereof, and no others. Purchasers' assumption hereunder is expressly limited to the creditors and amounts as set forth on Schedule 2.2 (c). Amounts in excess of that set forth on Schedule 2.2(C) for particular claim, or claims not included in Schedule 2.2(c), and the entire amount of any claim by Richard's Healthcare, shall remain the liability of Sellers, who hereby agree to indemnify and save Purchasers harmless therefrom in accordance with Paragraph 10.2 below;

          (d) Purchasers' written assumption of the existing leases for the Clinics.

         2.3. As security for the prompt payment of the promissory note from Purchasers to Seller herein, Purchasers hereby grant to Sellers a present and continuing security interest in all of Purchasers' accounts receivable, whether acquired hereby or generated after Closing. Purchasers will execute and deliver to Sellers financing statements, together with other information, documents or copies as may be necessary to perfect Sellers' security interests against the rights or interests of third persons, except that Sellers' security interests may be subordinate to any similar security interest required by any corporate lender lending funds to Purchasers to complete this transaction. Purchasers shall have the right to cure any default before disposition of Collateral by Sellers.

Section 3. Closing.


     3.1 The Closing of this sale and purchase of assets shall be held on February 28, 1997, at or about 11:30 o'clock A.M., at the offices of Marlin R. McCaleb, Esquire, 219 East Main Street, Mechanicsburg, Pennsylvania.

     3.2 At the Closing, Sellers shall deliver to Purchasers such bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to Purchasers' counsel, as shall be effective to vest in Purchasers all of Sellers' right, title and interest in and to the assets to be acquired. The assignments shall include an assignment of al contracts for services and provider numbers as set forth in Schedule

1.1(e) attached hereto and made a part hereof. To facilitate the assignment of accounts receivable, the parties shall enter into a Collection Agreement at Closing that will provide for the disposition of accounts receivable represented by checks or other drafts payable to Sellers.

     3.3 At the Closing, Purchasers shall pay to Sellers the purchase price and consideration in accordance with Section 2 hereof.

     3.4. At prior to the Closing, Sellers shall deliver all necessary releases of liens and Uniform Commercial Code termination statements in forms reasonably acceptable to Purchasers' counsel so that sellers' title to the assets to be acquired is in conformity with Paragraph 4.3 hereof.

     3.5 At the Closing Sellers shall assign to Purchasers all of Sellers' rights, title and interest as tenants in and under the existing leased for the Clinics and Purchasers shall assume and pay the rent accruing under said leases from and after the date of Closing. Sellers shall be released from further obligation under the leases held by Tribbitts. Sellers shall also be released from the lease for the Shermans Dale office or Purchasers hereby are free to indemnify and save Sellers harmless from any liability thereunder in accordance with Paragraph 10.3, below.

     SECTION 4. REPRESENTATIONS AND WARRANTIES OF SELLER.

     To the best of their knowledge and belief, Sellers represent and warrant as follows:

     4.1 Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, each has the corporate power and authority to own its properties and assets and to carry on its business and each has the corporate power to enter into the Agreement and to carry out its obligations hereunder.

     4.2 This sale and purchase of assets, and the terms and conditions of this Agreement, have been approved by the shareholders and the Boards of Directors of CPRS and RSCP.

     4.3 Sellers own outright, and have good and marketable title to, all of the assets to be acquired hereunder free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or other encumbrances or conflicting claims of any nature whatsoever, except only certain claims and liens in favor of Tribbitts as more fully set forth is a certain letter agreement dated January 22, 1997, and Sellers shall be released from liability on all such claims and liens in favor of Tribbitts at Closing.

     4.4 Seller have filed or will cause to be filed all federal, state and local income, unemployment and payroll withholding tax returns and reports of the Sellers due as of the date of Closing and have paid or caused to be paid all taxes or assessments of taxes due as of date of Closing, except taxes or assessments that are being contested in good faith and which have been adequately reserved against (with proof of such reserves having been given to Purchasers). Such returns may not have been audited and Sellers have received no notice of, and to the knowledge of Sellers there is no pending or threatened proceedings or claims by any governmental agency for assessment or collection of taxes from Sellers. All such returns that have been filed and provided or displayed to Purchasers are true, complete and accurate, have been prepared on the same basis as that of previous years and in accordance with all applicable laws, regulations and requirement, and accurately reflect the taxable income (or other measure of tax) of Sellers.

     4.5 There is no dispute, claim, action, suit, proceeding, arbitration or Sellers, threatened against Sellers, their Clinics, or the assets being acquired by Purchasers, and Sellers are not in default with respect to any order, writ, injunction or decree of any court or governmental department, commission, board, bureau, agency or instrumentality, which involves the possibility of any judgement or liability which may result in any material adverse change in the financial condition of Sellers, their Clinics or the assets being acquired by Purchasers.

     4.6 Sellers are not parties to any debenture, not, conditional sale loan or other borrowing agreement with respect to their Clinics or any of the assets used therein, including but not limited to the assets being acquired pursuant to this Agreement, except as provided in Paragraph 4.3 above.

     4.7 Sellers neither own, have in existence, have any right or interest to nor use in their Clinics:

          (a) any trademark, registered trade or registered fictitious name or any copyright, invention, letters patent or application for letters patent;

          (b) any equipment lease by which Sellers lease from any person or entity any of the equipment, apparatus, furniture, fixtures or other personal property being conveyed hereunder (except that to the extent there is a lease for the copier it is being assigned to Purchasers);

          (c) any agreement or other arrangement under which the Sellers have agreed or are obligated to render services at any time after the Closing date, except for contracts being conveyed hereunder as set forth in
     Schedule 3.2;

     4.8 Sellers are not subject to any judgment, order, writ, injunction or decree which materially adversely affects, or, so far as the Sellers can now foresee, may in the future materially adversely affect the Clinics or the assets being acquired by Purchasers hereunder.

     4.9 Sellers have complied with and are not in default under, or in violation of, any law, ordinance, rule, regulation or order (including, without limitation, any environmental, zoning, safety, health or price or wage control law, ordinance, rule, regulation or order) applicable to their Clinics as presently constituted which materially adversely affects, or, so far as the Sellers can now foresee, may in the future materially adversely affect their Clinics or the assets being acquired by Purchasers hereunder.

     4.10 No representation or warranty by Sellers in this Agreement or in any other exhibit, list, certificate or document delivered pursuant to this Agreement, contains or will contain at Closing any untrue statement of material fact or omits or will omit to state any material fact necessary to make any statement herein and therein not misleading.

     4.11 All financial information, including but not limited to records or liabilities, furnished by Sellers to Purchasers on or before the date of Closing are true, complete and accurate as of the date that they were prepared, and are in accordance with the books and records of Sellers as of the date whey they were prepared.

     4.12 As of the date of Closing, with respect to any pension, profit-sharing, stock bonus, stock option, employment or severance agreements, deferred compensation plan, or other employment plan ("Plan") maintained by or on behalf of Sellers for the benefit of Sellers' employees: (a) are in substantial compliance with the Employee Retirement Income Security Act of 1974, as amended and the regulations promulgated thereunder ("ERISA") and the Internal Revenue Code ("IRC"); (b) Sellers have not engaged in any activity with respect to any such Plan that could subject Sellers to any tax or penalty imposed under ERISA or the IRC; (c) no event has occurred and there exist no conditions or set of circumstances in connection with which Sellers could be, directly or indirectly, subject to any material liability under ERISA, the IRC or any other law, regulation or governmental order; (d) there is no material pending or threatened litigation relating to any Plan; (e) no Plan has been terminated, no filing for termination has been made by Sellers, and no proceeding has been initiated by the Pension Benefit Guaranty Corporation ("PBGC") to terminate any such Plan, and Sellers have not incurred and do not reasonably expect to incur any liability, directly or indirectly, with respect to any Plan termination, whether by the PBGC or otherwise; (f) all contributions required to be made under the terms of any Plan, as of the date of Closing, have been timely made, or if not due until after the date of Closing will be timely made; and (g) the consummation of the transactions contemplated by this Agreement will not result in any liability of Sellers with respect to any such Plan.

     4.13 There have been no amendments to the Articles of Incorporation or the By-Laws of Sellers since March 31, 19993.

     4.14 The total amount of all liabilities of Sellers for which Sellers remain liable as provided in Paragraph 1.3, above, does not exceed the sum of $1,100,000.00 being paid by Purchasers to Sellers as provided in Paragraph 2.1, above.


     SECTION 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

     5.1 Each Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, each has the corporate power and authority to own its properties and assets and to carry on its business and each has the corporate power to enter into this Agreement and to carry out its obligations hereunder.

     5.2 This sale and purchase of assets, and the terms and conditions of this Agreement, have been approved by the shareholders of CPARS and RSCPA.

     5.3 This Agreement and the Note described in Paragraph 2.2(b), above, do not violate or breach the Articles of Incorporation or the By-Laws of Purchasers, This Agreement constitutes, and the Note when issued will constitute, the legal, valid and binding obligations of Purchasers, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, reorganization, insolvency or other laws affecting creditors rights generally or equitable principles of specific performance.

     5.4 Purchasers hereby agree to indemnify and save Sellers harmless from any liability for the liabilities being assumed by Purchasers as set forth in Paragraph 2.2 (c), above, in accordance with Paragraph 10.3, below.

     SECTION 6. CONDITIONS PRECEDENT TO PURCHASERS' OBLIGATIONS.

     All obligations of the Purchasers under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the Following conditions unless otherwise waived in writing by Purchasers:

     6.1 Sellers' representations and warranties contained in this Agreement or in any list, certificate or document delivered pursuant to the provisions hereof shall be true at and as the time of Closing.

     6.2 Sellers shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

     6.3 There shall not have been a material adverse change, occurrence or casualty in or to the assets being acquired hereunder, whether covered by insurance or not.

     6.4 Sellers shall have delivered to Purchasers the documents and other items described in Paragraphs 3.2, 3.4 and 3.5 hereof.

     6.5 Sellers shall have delivered to Purchasers true copies, certified by the corporate secretaries, of the resolutions of the shareholders and of the Boards of Directors of CPRS and RSCP approving and authorizing this transaction and of the Articles of Incorporation and the By-Laws of CPRS and RSCP as the same are in force on the date of Closing

     6.6 Sellers shall have delivered to Purchasers the written certificates of the corporate secretaries identifying the directors and shareholders of CPRS and RSCP as of the dates of the resolutions described in Paragraph 6.5, above, and the officers of CPRS and RSCP as of the date of Closing.

     6.7 Sellers shall have delivered to Purchasers the written certificates of the Presidents of CPRS and RSCP confirming the satisfaction of the conditions set forth in Paragraphs 6.1, 6.2 and 6.3, above.

     6.8 There shall not be any pending, or to the knowledge of Sellers, threatened action, proceeding or investigation by or before any court, arbitrator, governmental body or agency which shall seek to restrain, prohibit or invalidate the transactions contemplated hereby or which, if adversely determined, would result in a breach of a representation, warranty or covenant by either party herein.

     6.9 Sellers shall have delivered to Purchasers a favorable written opinion of Sellers' counsel, dated as of the Closing date, addressed to Purchasers.

     SECTION 7. CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS.

     All obligations of the Sellers under this Agreement are subject to the fulfillment, prior to or at the Closing, of the following conditions:

     7.1 Purchasers' representations and warranties contained in this Agreement shall be true at and as of the time of Closing.

     7.2 Purchasers shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

     7.3 Purchasers shall have paid the purchase price to Sellers as described in Section 2, above, including without limitation payment of the cash portion of the purchase price and execution and delivery of the note and related financing statements pertaining to the balance of the purchase price.

     7.4 Purchasers shall have delivered to Sellers true copies, certified by the corporate secretaries, of the resolutions of the shareholders of CPARS and RSCPA approving and authorizing this transaction and of the Articles of Incorporation and the By-Laws of CPARS and RSCPA as the same are in force on the date of Closing.

     7.5 Purchasers shall have delivered to Sellers the written certificates of the corporate secretaries identifying the shareholders of CPARS and RSCPA as of the dates of the resolutions described in Paragraph 7.4, above, and the officers as of the date of Closing.

     7.6 Purchasers shall have delivered to Sellers the written certificates of the Presidents of CPARS and RSCPA confirming the satisfaction of the conditions set forth in Paragraphs 7.1 and 7.2, above.

     7.7. There shall not be any pending or threatened action, proceeding or investigation by or before any court, arbitrator, governmental body or agency which shall seek to restrain, prohibit or invalidate the transactions contemplated hereby or which, if adversely determined, would result in a breach of a representation, warranty or covenant of either party herein.

     7.8 Purchasers shall have delivered to Sellers a favorable written opinion of Purchasers' counsel, dated as of the Closing date, addressed to Sellers.

     SECTION 8. COVENANT NOT TO COMPETE.

     8.1 In consideration of that portion of the purchase price allocated to these covenants, Sellers, Consolidated Health Care Associates, Inc. ("CHCA"), PTS Rehab, Inc. ("PTS") and Robert M. Whitty, individually, agree that for a term of 5 years after the date of Closing, they will not engage directly or indirectly, whether individually or in partnership or in conjunction with any other person, firm, association, syndicate or corporation, as principal, agent, shareholder, employee, officer, director, consultant or in any manner whatsoever, in the conduct or operation of an office for the practice of physical therapy, occupational therapy or speech therapy within 25 miles of the Millersburg, Mechanicsburg or Shermans Dale offices of Purchasers.

     8.2 The parties agree that the limitations set forth in Paragraph 8.1, above, are reasonable in time and geographic scope, and if any provision thereof is held invalid or unenforceable, the remainder shall nevertheless remain in full force and effect. In particular, Sellers, CHCA, PTS and Robert M. Whitty agree that if any court of competent jurisdiction shall determine that the duration or geographical limit of the foregoing non-competition covenant is invalid or unenforceable, it is the intention of the parties that it shall not be terminated thereby but shall be deemed to be amended to the extent required to render it valid and enforceable, such amendment to apply only with respect to the jurisdiction of the court making such adjudication.

     8.3 Sellers, CHCA, PTS and Robert M. Whitty further acknowledge and agree that any violation of any of the covenants of this Section 8 would cause substantial and irreparable injury to Purchasers, whereupon Sellers, CHCA and PTS, and Robert M. Whitty, jointly and severally, may be enjoined from any breach or threatened breach thereof, in addition to, but not in limitation of, any other rights or remedies to Purchasers are or may be entitled to at law or in equity or under this Agreement or otherwise.

     8.4 CHCA, PTS and Robert M. Whitty join in the execution of this Agreement for the purpose of accepting and agreeing to all terms and conditions of this
Section 8 and to be bound thereby.


     SECTION 9. BULK SALES.

     9.1 Sellers shall furnish Purchasers with a list of Sellers' existing creditors signed and sworn to by Sellers, containing the business address and amount due to each creditor. Sellers shall provide Purchasers with a written opinion of Sellers' counsel that the bulk sales provisions of Massachusetts law (M.G.L.A. c. 106, 6.-101 et seq.) do not apply to this transaction, setting forth the reasons therefor and the legal authorities relied upon.

     9.2 Prior to closing, Sellers have prepared and caused to be filed Form REV-181, Application for Tax Clearance Certificate, with the Pennsylvania Department of Revenue and the Pennsylvania Department of Labor and Industry, for all corporate income, unemployment compensation and payroll withholding taxes. Sellers shall pay all taxes determined by either Department to be due and owing by Sellers and Sellers hereby agree to indemnify and save

Purchasers harmless from the same in accordance with Paragraph 10.2, below.

     SECTION 10. INDEMNIFICATION.

     10.1 All representations, warranties and agreements made by Sellers and Purchasers in this Agreement or in any document or certificate delivered pursuant hereto shall be deemed and construed to survive the Closing.

     10.2 Sellers shall defend, indemnify and hold Purchasers harmless from and against any and all liabilities and obligations or, or claims against, Sellers and all actual or potential claims, demands, liabilities, damages, losses and out-of-pocket expenses including reasonable attorneys and accountants fees, whether or not reduced to judgment, order or award, caused by or arising out of the breach of any agreement of or any representation or warranty or indemnification made by Sellers in this Agreement or in any exhibit, list, certificate or document delivered by Sellers pursuant hereto, excepting only for those liabilities expressly assumed by Purchasers as provided in Section 2, above.

     10.3 Purchasers shall defend, indemnify and hold Sellers harmless from and against all actual or potential claims, demands, liabilities, damages, losses and out-of-pocket expenses including reasonable attorneys and accountants fees, whether or not reduced to judgment, order or award, caused by or arising out of the breach of any agreement of or any representation or warranty or indemnification made by Purchasers in this Agreement or in any exhibit, list, certificate or document delivered by Sellers pursuant hereto, excepting only for those liabilities expressly assumed by Purchasers as provided in Section 2, above.

     10.4 Promptly after receiving notice of a claim, or service of process by or from any third person in any litigation, in respect of which indemnity may be sought from the other party pursuant to this Section 10, the party so served or notified shall notify the indemnifying party of the claim or the commencement of such litigation and the indemnifying party shall be entitled to assume the defense thereof at its expense with counsel of its own choosing. The indemnifying party shall not settle or compromise any claim without the consent of the party to be indemnified.

     10.5 If and to the extent that any party, after compliance with the terms of Paragraph 10.4, above, is required to pay any claim, liability or expense for which it is indemnified against by another party as provided in Paragraph 10.2 or 10.3, above, the indemnified part shall have the right of set off of such payment, dollar for dollar, against any amounts owed by it to the indemnifying party, including with respect to Purchasers any amounts of principal and/or interest owed by them to Sellers under the promissory note described in Section 2, above. This right of set off shall be in addition to, but not in limitation of, any other rights or remedies that Purchasers may have against Sellers at law or in equity, or under this Agreement or otherwise.

     SECTION 11. POST-CLOSING MATTERS.

     11.1 At the request of Purchasers from time to time, Sellers will execute and deliver such further reasonable instruments and will take such other reasonable action more effectively to consummate the transactions contemplated by this Agreement and to put Purchasers into ownership, possession and control of all of the assets being acquired hereunder to the exclusion of all others who claims may have arisen prior to the Closing date.

     11.2 Sellers shall be responsible for all present or future litigation and claims for injury and related expenses arising out of their operation of the Clinics up to the time of Closing, and Sellers shall be responsible for all claims for injury arising out of services rendered by them or their agents and employees prior to the Closing date. Sellers shall direct or control, or continue to direct or control, as the case may be, the conduct of such litigations. Purchasers shall cooperate with any reasonable requests of the Sellers or their attorneys in the defense of such litigation, including the availability of records, books or other documents included in the assets to be acquired hereby. To the extent that testimony of Purchaser' employees is necessary, Purchasers shall make them available consistent with the needs of the business and shall be reimbursed for all out-of-pocket expenses incurred by the Purchasers or individual employees and pro-rata salaries and payroll costs for the time such employees devote to complying with the requests of Sellers hereunder.

     11.3 Purchasers shall have no liability for, and Sellers agree to defend, indemnify and hold the Purchasers harmless with respect to any claims for wages or otherwise arising out of services rendered prior to the Closing date by any persons employed prior to the Closing by Sellers, in accordance with Paragraph 10.2, above. Sellers shall have no liability for, and Purchasers agree to defend, indemnify and hold the Sellers harmless with respect to any claims for wages or otherwise arising out of services rendered from and after the Closing date by any persons employed from and after the Closing date by Purchasers, in accordance with Paragraph 10.3, above. An employee of Sellers who participated in any Plan described in Paragraph 4.12, above, shall have the rights, upon termination of employment with Sellers, as provided in that Plan, including, to the extent permitted by the Plan, ERISA and the IRC, the right to roll over any lump sum distribution in the Plan into another Plan in which the employee is then a participant (if permitted by the other Plan).

     11.4 Upon receipt of a Tax Clearance Certificate as described in Paragraph 9.2, above, Sellers shall immediately provide Purchaser with a true copy of same.

     11.5 Sellers shall arrange with Capital Healthcare Financing ("Capital") for the termination of the Intercreditor Agreement dated January 22, 1997, between Capital on the one part and Tribbitts on the other part.

     11.6 In the event of a default in payment by CPRS of any amount owed by it under a Therapy Services Agreement of this same date, between CPRS and CPARS, or under a Lease Agreement of this same date, between CPRS and Tribbitts, Purchasers shall have the right of set off, dollar for dollar, against any amounts of principal and/or interest owed by them to Sellers under the promissory note described in Section 2, above.

     SECTION 12. MISCELLANEOUS


     12.1 This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania and any actions to enforce, or to recover damages for the breach of, any of the terms and conditions hereof shall be brought only in the sate or federal courts of Pennsylvania.

     12.2 Each party hereto shall pay its own expenses incidental to the preparation of this Agreement and the consummation of the transactions contemplated hereby.

     12.3 This Agreement shall not be assignable by either party without the prior written approval of the other party. To the extent assignable, this Agreement shall be binding upon, and inure to the benefit of, the Purchaser and their successors and assigns and the Seller and their successors and assigns.

     12.4 Any notice, communication, demand or other writing (a "notice") required or permitted to be given, made or accepted by any party to this Agreement shall be given by personal delivery or by depositing the same in the United States mail, properly addressed, postage prepaid and registered or certified with return receipt requested. A notice given by personal delivery shall be effective upon delivery and a notice given by registered or certified mail shall be deemed effective on the second day after such deposit. For purposes of notice, the addresses of the parties shall be, until changed by a notice given in accordance herewith, as follows:

                  If to the Purchaser:
                  Central PA Rehabilitation Services, Inc.
                  75 Evelyn Drive
                  Millersburg, PA 17061

                  Rehab Services of Central PA, Inc.
                  75 Evelyn Drive
                  Millersburg, PA 17061

                  With a required copy to:
                  Marlin R. McCaleb, Esquire
                  219 East Main Street
                  P.O. Box 230
                  Mechanicsburg, PA 17055

                  If to the Seller:
                  Central Pennsylvania Rehabilitation Services, Inc. c/o Consolidated Health Care Associates, Inc.
                  38 Pond Street
                  Franklin, MA 02038

                  Rehab Services of Central Pennsylvania, Inc.
                  c/o Consolidated Health Care Associates, Inc.
                  38 Pond Street
                  Franklin, MA 02038

                  With a required copy to:
                  Blake J. Godbout, Esquire
                  DiMaria & Godbout
                  15 Broad Street
                  Boston, MA 02109

     12.5 This document states the entire agreement reached between the parties hereto with respect tot the transactions contemplated hereby and supersedes all prior or contemporaneous agreements, understanding, representations and warranties between the parties, and may not be amended except by written instrument executed by the parties hereto.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written, intending thereby to be legally bound.

CENTRAL PENNSYLVANIA REHABILITATION SERVICES, INC.

By: /s/Robert M. Whitty
    -----------------------
    Robert M. Whitty
    President

REHAB SERVICES OF CENTRAL PENNSYLVANIA, INC.

By: /s/Robert M. Whitty
    -----------------------
    Robert M. Whitty
    President

CONSOLIDATED HEALTH CARE ASSOCIATES, INC.

By: /s/Robert M. Whitty
    -----------------------
    Robert M. Whitty
    President

PTS REHAB, INC.

By: /s/Robert M. Whitty
    -----------------------
    Robert M. Whitty
    President

By: /s/Robert M. Whitty
    -----------------------
    Robert M. Whitty
    (Individually)

(Robert M. Whitty executes this Agreement only for the purpose of accepting the terms and conditions of Section 8 and is not obligated under the provision of any other Section.)

CENTRAL PA REHABILITATION SERVICES, INC.

By: /s/Richard M. Tribbitt
    -----------------------
    Richard M. Tribbitt
    President

REHAB SERVICES OF CENTRAL PA, INC.

By  /s/Richard M. Tribbitt
    -----------------------
    Richard M. Tribbitt
    President

    /s/Richard M. Tribbitt
    -----------------------
    Richard M. Tribbitt
    (Individually)

    /s/Vicky L. Tribbitt
    -----------------------
    Vicky L. Tribbitt
    (Individually)

Existing Contracts of Central Pennsylvania Rehabilitation Services, Inc.

1.       CAIU
         P.O. Box 489
         Summerdale, PA 17093-0489

2.       Professional Home Health Care Agency
         325 North 2nd Street
         P.O.Box 200
         Wormleyburg,PA 17043

Existing Contracts of Rehabilitation Services of Central Pennsylvania, Inc.

1.       Health Reach Home Care & Hospice
         409 S. Second Street
         Suite 2F
         Harrisburg, PA 17104-1612

2.       Kimberly Care & Nurses House Call (Olsten Health Services)
         205 Gradview Ave.
         Suite 404
         Camp Hill, PA 17011

3.       Cumberland/Perry MHMR
         Suite 301
         Human Services Bldg.
         16 W. High Street
         Carlisle, PA 17013-2963

4.       Dauphin County MHMR
         Human Services Bldg.
         25 S. Front Street
         Harrisburg, PA 17101-2025
 .
5.       Easter Seal Society
         331 Bridge Street
         New Cumberland, PA 17070

6.       The Kepler Home
         44 S. Market Street
         Elizabeth, PA 17023

7.       Kinkora Pythian Home
         25 Cove Road
         Duncannon, PA 17020

8.       Comfort Care
         P.O. Box 309
         Camp Hill, PA 17001-0309

9.       Millersburg Community Nurse Association
         Market Street
         Millersburg, PA 17061

10.      Milton Hershey School
         P.O. Box 830
         Harrisburg, PA 17061

11.      Susquehana Lutheran Village
         990 Medical Road
         Millersburg, PA 17061

12.      Staff Builders
         1820 Linglestown Road
         Harrisburg, PA 17061

13.      CASHA
         1300 Market Street
         Suite 200
         Lemoyne, PA 17043


         Provider Numbers for Central Pennsylvania Rehabilitation Services, Inc.

         Blue Shield:                                               No. 124933
         Keystone Health Plan:                                      No. 396549

         Provider Numbers for Central Pennsylvania Rehabilitation Services, Inc.

         Medical Assistance:                                        No. 1503864